PANHANDLE STATE BANK
Amended and Restated
2006-2008 LONG TERM EXECUTIVE INCENTIVE PLAN
PLAN DOCUMENT
Approved by the Board of Directors on April 28, 2006
Approved by the Shareholders April 25, 2007
Amended and Restated January 23, 2008

PANHANDLE STATE BANK
2006-2008 LONG-TERM INCENTIVE PLAN
This document describes the 2006-2008 Long-Term Incentive Plan (the Plan) for Panhandle State Bank (the Bank).
1.	Purpose.

The purpose of the Plan is to provide motivation and direction to key executives to achieve the long-term strategic goals of the Bank. Specific objectives of the Plan include:
•	Support the Bank’s long-term strategic plan.

•	Provide long-term orientation to decision making

•	Focus participants’ attention on maximizing long-term shareholder value.
2.	Administration.

The Plan will be administered by the Compensation Committee of the Board of Directors of Intermountain Community Bancorp (the Committee). The Committee will assure that the Plan is implemented and maintained according to Plan provisions.

3.	Plan Description.

The Plan will provide participants with long-term financial reward opportunities based on achieving minimum levels of long-term performance goals. The Plan consists of a matrix which will reward the participants providing the minimum long-term corporate goals are obtained, and, if achieved, stock awards will be provided to Plan participants such that, if the eligibility requirements are met, a restricted stock award will be granted on January 5, 2009, and will vest one-third at the time of grant, one-third on January 5, 2010 and the remaining one-third on January 5, 2011. The minimum performance levels are to be based upon a three (3) year (2006-2008) running average of return on equity and net asset growth (the “Plan Performance Period”).

4.	Eligibility.

Participants in the Plan will include key members of the executive team of the Bank. The CEO of the Bank will recommend who participates in the Plan for Committee approval. Participants must be continuously employed at the Bank during the Plan Performance Period and must further be employed on January 5, 2009, the date the award is granted, and remain employed on each vesting date. The CEO will communicate such participation to each participant at the beginning of the Plan Performance Period. Participants in the Plan are listed on Exhibit “A.”

At the beginning of each calendar year, the CEO will review and, if appropriate, revise Plan participation for the remaining period of the Long-Term Plan.

5.	Size of Award Opportunities.

To be most effective, payout opportunities must be meaningful and competitive. To accomplish this, there has been established a matrix which will award participants for Bank performance so long as minimum levels of return on equity and average asset growth over the Plan Performance Period are met. If the Bank’s performance is in excess of the minimums, the Plan’s participant benefits will increase as performance increases. The performance matrix for each participant in this Plan is attached hereto as Exhibit “B.” The restricted stock award shall be adjusted for any stock splits/dividends issued during the term of the Plan.

6.	Performance Criteria and Goals.

The performance criteria of consolidated average annual return on equity of Intermountain Community Bancorp and consolidated average annual asset growth of Intermountain Community Bancorp for the Plan Performance Period will support the maximization of long-term shareholder value. At the beginning of each fiscal year, the CEO will provide to the Committee the performance pursuant to the Plan for the prior calendar year.

7.	Payout Schedule.

The benefits, if any, to be paid to the executives shall vest such that one-third of the benefits paid on January 5, 2009 will vest at the time of grant, one-third on January 5, 2010 and the remaining one-third on January 5, 2011. As a condition precedent to the award of any benefits pursuant to this Plan, the executive will be required to be employed by the Bank on each vesting date.

8.	Withholding.

The participant shall be solely responsible for all federal, state, local and foreign income and payroll taxes relating to the grant and vesting of awards and shares of restricted stock received pursuant to awards. The Bank shall withhold from compensation otherwise payable to a participant such amount as the Bank determines is required to be withheld under applicable law with respect to the taxes; provided, however, that in lieu of such withholding, a participant may pay to the Bank, if the participant makes such payment in a timely manner, the amount that would otherwise be withheld. Payment by the participant under the immediately preceding sentence may be either in the form of cash or a surrender of shares of restricted stock that have vested with a fair market value equal to the amount that the Bank determines is required to be withheld under applicable law with respect to the taxes.

9.	Payment.

Benefits to be awarded pursuant to this Plan, if any, shall be in the form of a restricted stock grant to the executive according to the applicable matrix attached as Exhibit “B,” the full amount of which will be granted on January 5, 2009, vesting in the amounts and on such dates as set forth in Section 7 of the Plan.

10.	Automatic Vesting.

If a change in control of Intermountain Community Bancorp or the Bank occurs before the end of the Plan Performance Period, the stock grants awarded to participants under the Plan shall be determined as of the date the change in control occurred rather than as of the end of the Plan Performance Period. The stock grants shall be determined by the Committee based on Intermountain Community Bancorp’s consolidated average annual return on equity and consolidated average annual asset growth through the most recent quarter end before the change in control occurred. If the most recent quarter end is an interim period, the Committee may make annualizing or other appropriate adjustments to consolidated average annual return on equity and consolidated average annual asset growth. The stock awards shall be similarly determined for any participant who dies or who becomes disabled (as determined by the Committee) before the end of the Plan Performance Period, based on consolidated average annual return on equity and consolidated average annual asset growth through the most recent quarter end before death or disability occurred. Once a participant’s stock award is determined after a change in control or after the participant’s death or disability, the stock award shall be paid to the participant as promptly as practicable, rather than according to the schedule set forth in Section 7 (one-third January 5, 2009,one-third on January 5, 2010 and one-third on January 5, 2011), and the requirement that a participant remain employed through January5, 2011 to claim entitlement to the full amount of this stock award shall not apply. If a change in control occurs after December 31, 2008, or if the participant dies or becomes disabled after December 31, 2008, but before the stock award fully vests according to the schedule described in Section 7, the stock award shall likewise be considered “fully vested” and the requirement that the participant remain employed through January 5, 2011 to claim entitlement to the full amount of his stock award shall not apply.

For purposes of this section 10, the term change in control shall mean a change in the ownership of Intermountain Community Bancorp, a change in effective control of Intermountain Community Bancorp, or a change in the ownership of a substantial portion of the assets of Intermountain Community Bancorp, as those terms are defined in Internal Revenue Code section 409A or in regulations or guidance of general applicability issued by the Treasury Department under Section 409A of the Internal Revenue Code, including the Treasury Department’s Notice 2005-1, Part IV.B (questions 11 through 14), contained in Internal Revenue Bulletin 2005-2 (January 10, 2005). For purposes of this section 10, the term disability means that, because of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months, the participant is unable to engage in any substantial gainful activity or the participant is receiving income replacement benefits for a period of at least three months under an accident and health plan covering employees of the Bank. The existence of disability shall be determined by the Committee.

11.	No Guarantee of Employment.

Nothing in the Plan or any Plan materials guarantees employment at the Bank. Further, this Plan should not be implied as any contract agreement.

12.	Modification and Termination.

The Committee has the right to amend or terminate the Plan at any time. However, termination or modification of the Plan during the Plan Performance Period will not negatively affect performance goals and payout opportunities up until the point of termination.

13.	Extraordinary Items.

The Committee has the authority but no obligation to exclude any extraordinary accounting items such as changes in generally accepted accounting procedures, sales or major assets or regulatory changes.

14.	Termination.

Participants must be continuously employed by the Bank throughout the Plan Performance Period and must further be employed on January 5, 2009 in order to receive the award, the first one-third of which will vest on the date of grant. The Participant must continue to remain employed on the vesting dates of January 5, 2010 and January 5, 2011 to receive the remaining two-thirds of the award. Participants who become fully disabled or die during the term of the Plan will receive benefits pursuant to the Plan on a pro-rata basis based upon the performance results through the most recent quarter end. Participants who voluntarily or involuntarily terminate their employment prior to receiving benefits under the Plan will forfeit automatically their rights to any unvested portions of the award.

Exhibit “A” — Participants
2006 — 2008 Long Term Plan

Curt Hecker	Chief Executive Officer

Jerry Smith	President, Branch Administration

Doug Wright	Executive Vice President & Chief Financial Officer

John Nagel	Executive Vice President & Credit Administrator

Pam Rasmussen	Executive Vice President & Chief Operating Officer

Exhibit B
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